Exhibit 10.27

March 18, 2003

Alex Pinchev

1119 Waverly Way

McLean, VA 22101

Dear Alex:

We are pleased to offer you the position of President, International Operations at Red Hat, Inc. (“Red Hat” or the “Company”). Your start date is scheduled for April 7, 2003 and you will report to Matthew Szulik, CEO. Anticipating the extensive travel required in this role, you will not be required to relocate to the Raleigh area, but may work out of our offices in Vienna, VA, with regular visits to our Raleigh based headquarters as the Company deems appropriate.

Compensation and Benefits

Your initial salary will be $250,000.00 on an annualized basis, to be paid in accordance with the customary pay procedures established by the Company as modified from time to time. Currently, salaries are paid twice per month. In addition, you will be eligible to participate in Red Hat’s Variable Compensation Plan with a target annualized bonus of $150,000 (currently structured to be payable, if earned, on a quarterly basis) and the Company’s other regular benefit plans. Red Hat currently offers the following benefits:

•	Comprehensive major medical/dental/vision insurance plan

•	Flexible benefits plan for payment of medical and/or dependent care expenses

•	Life Insurance

•	401k with Company match

•	Short and Long Term Disability

•	Employee Stock Purchase Plan

•	Educational Reimbursement

You will be eligible to participate in these and other benefit programs subject to the terms and conditions established by the Company from time to time. For a more detailed understanding of the benefits and the eligibility requirements, please consult the summary plan descriptions for the programs which will be made available to you. The Company has the right to change, modify or terminate any existing benefits or your salary at any time.

In addition, and subject to the approval of the Company’s Board of Directors, the Company will grant you 350,000 stock options, pursuant to the terms and conditions of the Company’s 1999 Stock Option Plan, as amended, (the “Plan”). You will be granted 350,000 stock options on first grant date (after start date in this role) with Red Hat. The exercise price shall be the fair market value of the shares at the time of grant by the Board of Directors. All options will be issued on the next grant date in accordance with our stock option plan.

Subject to approval of the Company’s Board of Directors, in the event of a change of control of Red Hat, Inc. (where change of control is defined as a change in ownership of greater than 50% of the outstanding shares of the Corporation) and in the event that your employment is terminated or constructively terminated as a result of such change of control (where constructive termination is defined as the individual not being offered a position of a similar level and responsibility in the combined company as the individual held in the Corporation) then 100% of your remaining unvested options will immediately vest and be exercisable.

Terms and Conditions of Employment

By accepting this offer of employment, you warrant to Company that you are available to render services as contemplated herein. Specifically, it is a condition of this offer that you are not subject to a restrictive covenant or other prohibition that would prevent you from working in this capacity (i.e., that you have not entered into any agreements with previous employers which are in conflict with your obligations to Red Hat).

You also will be required to sign Red Hat’s Non-Competition and Employee Non-Disclosure and Developments Agreement(s) as a condition of your employment with the Company. This Agreement will be provided to you on or before March 21, 2003. The Agreement(s) must be signed and returned to the Company on or before April 7, 2003.

Your employment will be terminable at will, which means that either you or the Company may terminate your employment at any time and for any or no reason. However, you should be aware that the Company’s practice, should the Company terminate your employment for reasons other than cause, would be to offer you a severance payment. Eligibility to receive such severance payment is conditional upon signing a general release. As we discussed, the Company plans to present a proposal to the Board of Directors to formalize our severance commitment for those executives directly reporting to Matthew. Although I can make no promises, you should be aware that our proposal anticipates a severance commitment of no more than six months of base pay, except perhaps in circumstances regarding change of control.

Please sign the letter where indicated below to acknowledge your acceptance of this offer. This offer will terminate if not accepted, signed, and returned by March 25, 2003.

Alex, we look forward to your favorable response and welcome you to the Red Hat team! You will be an incredible addition to our Red Hat leadership team.

Sincerely,

/S/ Mary Sutton
Mary Sutton
VP, Human Capital

c.c. Matthew Szulik

Agreed to and accepted:     /s/ Alex Pinchev                     Date:    March 20, 2003

(Sent to current location:

2567 Avila Lane

Grey Oaks Country Club

Naples, FL 34105)